Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-8 No. 333-219030) pertaining to the 2017 Equity Incentive Plan and Blue Apron Holdings, Inc. 2012 Equity Incentive Plan,

(2)	Registration Statement (Form S-8 No. 333-224659) pertaining to the 2017 Equity Incentive Plan, and

(3)	Registration Statement (Form S-8 No. 333-231139) pertaining to the 2017 Equity Incentive Plan;

of our report dated February 18, 2020, with respect to the consolidated financial statements of Blue Apron Holdings, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2019, and the financial statement schedule of Blue Apron Holdings, Inc. included herein.

/s/ Ernst & Young LLP

New York, New York
February 18, 2020